UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2016

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-7665

Delaware	06-0865505
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Colonial Road, Manchester, Connecticut	06042
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (860) 646-1233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2016, the Compensation Committee of the Board of Directors of Lydall, Inc. (the “Company”) amended and restated the Company’s Annual Incentive Performance (“AIP”) Program, effective January 1, 2016. The AIP Program sets forth the terms under which designated employees of the Company, including its executive officers, may receive cash incentive payments based on the annual performance of the Company.

The amendment to the AIP Program replaces the Free-Cash-Flow metric with a new Working Capital metric. This new Working Capital metric is defined as the annual average of the four quarterly percentages calculated by dividing (A) such quarter’s working capital (defined as trade accounts receivable, including other tooling receivables, plus inventory minus accounts payable), by (B) such quarter’s annualized net sales from continuing operations. No other modifications were made to the AIP Program.

The Compensation Committee annually establishes targets for the performance metrics, sets a payout range and relative weights for each of the performance metrics and approves a target bonus percentage for each executive officer which is a percentage of base salary. For 2016, each of the four performance targets is weighted at 25%, except for our Performance Materials segment. The financial goal weights applicable to employees of the Performance Materials business segment were previously modified by increasing the weight of the Revenue Performance Metric from twenty-five (25%) percent to thirty-five (35%) percent and decreasing the weight of the Operating Income Performance Metric from twenty-five (25%) percent to fifteen (15%) percent. The bonus percentage for executive officers range from 0% (with a threshold at 80%) to 200% of base salary.

A copy of the Lydall, Inc. Annual Incentive Performance Program adopted March 30, 2016 and effective January 1, 2016 is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following is filed as an Exhibit to this report:

Exhibit Number	Description of Exhibit
99.1	Lydall, Inc. Annual Incentive Performance Program adopted March 30, 2016 and effective January 1, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LYDALL, INC.

April 1, 2016	By:	/s/ Chad A. McDaniel
Chad A. McDaniel Senior Vice President, General Counsel, Chief Administrative Officer and Secretary